Exhibit 3.5

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BLUE MEDICAL SUPPLY, INC.

Blue Medical Supply, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The name of the Corporation is:

BLUE MEDICAL SUPPLY, INC.

SECOND: The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware (the “Secretary”) on May 4, 2006. A Certificate of Amendment to the Certificate of Incorporation was filed with the Secretary on January 9, 2007. An Amended and Restated Certificate of Incorporation was filed with the Secretary on April 18, 2008. A Second Amended and Restated Certificate of Incorporation was filed with the Secretary on December 15, 2010.

THIRD: Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), the provisions of the Certificate of Incorporation as heretofore amended and supplemented are hereby amended and restated in their entirety and integrated into the single instrument which is hereinafter set forth, and which is entitled “Third Amended and Restated Certificate of Incorporation of Blue Medical Supply, Inc.”

FOURTH: The Corporation’s Board of Directors and its stockholders duly adopted this Third Amended and Restated Certificate of Incorporation in accordance with Sections 242 and Section 245 of the DGCL.

FIFTH: The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, Delaware 19904. The name of the Corporation’s registered agent at such address is National Registered Agents, Inc.

SIXTH: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

SEVENTH: The total number of shares which the Corporation shall have authority to issue is 100 shares of Common Stock, par value of $0.01 per share.

EIGHTH: Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

NINTH: To the full extent permitted by the DGCL or any other applicable laws presently or hereafter in effect, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any repeal or modification of this Article Ninth shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.

TENTH: Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation to the full extent permitted by the DGCL or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article. Any repeal or modification of this Article Tenth shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

ELEVENTH: In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation, without any action on the part of the stockholders, but the stockholders may make additional bylaws and may alter, amend or repeal any bylaw whether adopted by them or otherwise. The Corporation may in its bylaws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

TWELFTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Third Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Third Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

IN WITNESS WHEREOF, Blue Medical Supply, Inc. has caused this Third Amended and Restated Certificate of Incorporation to be signed by a duly authority officer this 13th day of January, 2012.

BLUE MEDICAL SUPPLY, INC.

By:	/s/ Joshua H. DeRienzis
Name: Joshua H. DeRienzis
Title: Vice President and Corporate Secretary

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